EXHIBIT 99.1 PRESS RELEASE

Press Release

B-2 Digital Inc. Hotel Movie Network, Inc. in a further effort to advance IPTV enters into an Agreement with Creative Domain Investments LTD, a Albert, Canada LTD to purchase Intellectual Properties

March 13, 2007

B-2 Digital enters into a purchase agreement to buy Intellectual Properties from Creative Domain Investments LTD of Canada.

B2Digital Announces Acquisition of Intellectual Property Rights From Creative Domain Investments LTD

Company Continues Expansion of IPTV and Digital Content Delivery And Increases its Asset Base.

PHOENIX, March. 13, 2007 (PRIME NEWSWIRE) -- B2 Digital, Inc.’s (OTC BB:BTOD.OB - News) wholly owned subsidiary, Hotel Movie Networks, announces the acquisition of the intellectual property rights from Creative Domain Investments, LTD.

B2Digital continues to increase its asset base and pursue its aggressive strategy to acquire new and innovative technologies. The agreement provides B2Digital the design technology, related intellectual property rights, hardware, software, source codes and access to its customer base that will allow B2Digital to cost effectively deliver rich, digital quality content including Pay per View, VoIP services, digital and wireless internet and Internet Protocol Television (IPTV) to a standing customer base in the commercial and hospitality industries. The technology, IP rights and existing customer lists acquired will allow B2Digital to deliver this cutting edge digital content using existing coaxial cable systems to an existing customer base, rather than requiring a complete replacement and overhaul of the customer’s current cable infrastructure. Some of the benefits include hardware that is a fraction of the size of existing systems, a higher quality and larger variety of digital services available with lower maintenance costs and the ability to provide the customer digital content delivery services at a fraction of the cost, reducing customer expenses and allowing for increased revenues.

“The asset purchase provides us not only with the design technology, intellectual property rights, hardware and software utilized to deliver digital information services to the hospitality industry at a fraction of the current costs, but provides an existing valuable customer base that will help expand our overall revenue stream,” stated B2Digital’s Vice President and Chief Operating Officer, Paul LaBarre. “The potential for increased revenues and exponential benefits far exceeds the acquisition costs of this technology. We are extremely excited to be taking yet another positive step towards total integration of digital information services into the IPTV marketplace.”

More information about B2Digital, Inc. can be found on their webpage at www.audiostocks.com.

About B2Digital
B2Digital is a leading innovator in the delivery of digital content. B2Digital is actively designing new technologies to be integrated into existing content delivery platforms for small to medium-sized cable television companies, allowing cable companies to deliver more and higher quality services through existing hardware platforms. B2Digital, through its wholly owned subsidiary Hotel Movie Network, also owns a minority interest in http://www.B2now.com, a provider of community oriented content through Internet Protocol Television.

About Hotel Movie Network

Hotel Movie Network (``HMN'') is a provider of in-room, on-demand video entertainment, and satellite services to the domestic lodging industry, including the delivery of Hollywood movies, sports, and live events, as well as various types of pay-per-view content. HMN primarily provides its services under long-term contracts to hotels, hotel management companies and individually owned and franchised hotel properties.

About AudioStocks.com

AudioStocks.com is an Internet-based publishing platform designed to create, catalogue, distribute and make functional, financial content and data related to that content. AudioStocks.com solutions generate rich media exposure for public and private companies, industry groups and investment professionals through the AudioStocks.com proprietary software platform. AudioStocks.com software is primarily used to: (1) facilitate executive and company participation in industry and event-based roundtables and conferences; (2) create and distribute audio-based content related to a particular private or public company or an industry in which a company conducts business; (3) append interview-related and other rich media content to traditional press releases; and (4) for registered investment professionals only, to add interview-based audio content to financial research. AudioStocks.com content is distributed to millions of individuals online and over 30,000 financial professionals, including North American and international buy-side analysts, investment research professionals and portfolio managers. All content is copyrighted to protect licensing partners.

Contact:

B2Digital, Inc.
Robert Russell
(310) 281-2571

Forward-Looking Statements

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission (``SEC'').